Exhibit 99.1

Press Release Dated April 18, 2018

NEWS RELEASE

April 18, 2018

Farmers Capital Bank Corporation Announces First Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $5.6 million or $.75 per common share for the quarter ended March 31, 2018 compared to a net loss of $1.4 million or $.19 per common share for the quarter ended December 31, 2017 and net income of $3.3 million or $.44 per common share for the year-ago quarter. The reported loss in the fourth quarter of 2017 was driven by an income tax expense adjustment of $5.9 million related to the 2017 Tax Cuts and Jobs Act (“Tax Act”).

Non-GAAP adjusted net income for the three months ended December 31, 2017 and March 31, 2017 was $4.4 million, or $.59 per common share, and $3.6 million, or $.48 per common share, respectively. There were no non-GAAP adjustments to net income for the first quarter of 2018. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

“We’ve started the year with a strong quarter of earnings, including an increase to our net interest margin to 3.80%, up from 3.71% last quarter. Although our loan portfolio at quarter-end is relatively unchanged, the strong finish at the end of 2017 led to a higher average loan balance and net interest income for the current quarter,” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “First quarter earnings also benefited from the recently enacted lower federal corporate income tax rate.”

“Loans held steady for the quarter despite early payoffs of several larger-balance loans totaling $11.8 million,” continues Mr. Hillard. “Nonperforming assets also improved, declining $630 thousand or 3.0% during the quarter.”

A summary of nonperforming assets follows for the periods indicated.

(In thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Nonaccrual loans	$3,719	$3,887	$3,949	$4,427	$5,182
Loans 90 days or more past due and still accruing	-	-	32	2	3
Restructured loans	11,422	11,482	22,276	22,415	22,551
Total nonperforming loans	15,141	15,369	26,257	26,844	27,736

Other real estate owned	5,087	5,489	6,106	6,187	8,000
Other foreclosed assets	-	-	-	-	-
Total nonperforming assets	$20,228	$20,858	$32,363	$33,031	$35,736

	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Ratio of total nonperforming loans to total loans	1.5%	1.5%	2.6%	2.7%	2.8%
Impact of restructured loans	(1.1)	(1.1)	(2.2)	(2.3)	(2.3)
Ratio, excluding restructured loans	0.4%	0.4%	0.4%	0.4%	0.5%

Ratio of total nonperforming assets to total assets	1.2%	1.2%	1.9%	2.0%	2.1%
Impact of restructured loans	(0.7)	(0.6)	(1.3)	(1.4)	(1.3)
Ratio, excluding restructured loans	0.5%	0.6%	0.6%	0.6%	0.8%

First Capital Bank Corporation  •  Page 1 of 7

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at December 31, 2017	$3,887	$11,482	$5,489
Additions	291	-	-
Principal paydowns	(348)	(60)	-
Transfers to other real estate owned and other changes, net	-	-	104
Charge-offs/write-downs	(111)	-	(33)
Proceeds from sales	-	-	(430)
Net loss on sales	-	-	(43)
Balance at March 31, 2018	$3,719	$11,422	$5,087

Sales of repossessed real estate (“OREO”) during the quarter include two related larger-balance real estate development properties with a total carrying value of $227 thousand and a related loss of $4 thousand.

The allowance for loan losses was $9.7 million or 0.94% of loans outstanding at March 31, 2018. At December 31, 2017 the allowance for loan losses was $9.8 million or 0.94% of loans outstanding. Net loan recoveries were $226 thousand in the current three months compared with $648 thousand in the linked quarter.

First Quarter 2018 Compared to Fourth Quarter 2017

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The Company reported net income of $5.6 million or $.75 per common share for the first quarter of 2018, up $7.1 million or $.94 per common share compared to a net loss of $1.4 million or $.19 per common share in the linked quarter. The increase in net income is primarily attributed to the $5.9 million Tax Act adjustment in the linked quarter discussed above. The provision for loan losses declined $348 thousand and net interest income was up $183 thousand or 1.3%.

●

Non-GAAP adjusted net income was $4.4 million or $0.59 per common share for the linked quarter. Non-GAAP adjusted net income excludes the $5.9 million Tax Act adjustment. There were no non-GAAP adjustments to net income for the first quarter of 2018. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

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Net interest income was up $183 thousand or 1.3% compared with the linked quarter. The increase was driven by higher interest income of $250 thousand or 1.7%, partially offset by higher interest expense of $67 thousand or 8.2%. Interest income on loans was up $231 thousand or 1.9%. The current quarter includes the collection of $74 thousand in prepayment fees. Interest income on investment securities declined $66 thousand or 2.6% in the comparison. Interest expense on deposits and borrowed funds increased $46 thousand or 8.5% and $21 thousand or 7.5%, respectively.

●

Net interest margin was 3.80% for the current quarter, an increase of nine basis points from 3.71% in the linked quarter. Net interest spread was 3.70% and 3.62% in the current and linked quarters, respectively. Overall cost of funds increased three basis points to 0.33%. The average rate paid on interest bearing deposits is up two basis points to .23%.

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The Company recorded a credit to the provision for loan losses of $261 thousand for the current quarter compared to a provision of $87 thousand for the linked quarter. The credit for the current quarter was driven by net loan recoveries of $226 thousand and continued improvement in the overall credit quality of the loan portfolio during the quarter. Nonperforming, watch list, and impaired loans each declined compared with the linked quarter.

●

Noninterest income was $5.2 million for the current quarter, up $16 thousand or 0.3% in the comparison. The most significant components of noninterest income to increase include trust income of $139 thousand or 21.4%, and nondeposit service charges, commissions, and fees of $85 thousand or 6.6%. Trust income was up due mainly to the timing of $87 thousand in tax preparation fees related to fiduciary returns, which is primarily limited to the first quarter of the year. The increase in nondeposit service charges, commissions, and fees was driven by higher interchange fees of $46 thousand or 5.9%. Income from company-owned life insurance was up $78 thousand, or 36.3%, due primarily to $67 thousand attributed to a tax-free death benefit received in excess of the cash surrender value in the current quarter. Allotment processing fees increased $63 thousand or 9.6% mainly due to the timing of an extra processing period during the current quarter which makes up $54 thousand of the increase.

First Capital Bank Corporation  •  Page 2 of 7

●

Components of noninterest income that declined in the comparison include service charges and fees on deposits of $64 thousand or 3.2% driven by lower overdraft fees of $57 thousand or 5.7%. Net gains on the sale of mortgage loans declined $52 thousand or 35.4% mainly due to lower volume of $1.6 million or 40.5%. The linked quarter includes a $64 thousand gain on the disposal of equipment. There were no similar transactions in the first quarter of 2018. The current quarter includes a net unrealized loss on equity securities of $55 thousand related to the adoption of a new accounting standard at the beginning of 2018 which requires equity investments to be measured at fair value with changes in the fair value recognized through net income.

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Noninterest expenses were $13.1 million, down $122 thousand or 0.9% compared to the linked quarter. The decline is primarily due to lower salary and employee benefit expense of $79 thousand or 1.0%. Salary and benefit expense for the current quarter includes incentive pay accruals of $330 thousand, down $170 thousand from the linked quarter. Salaries and related payroll taxes were down $74 thousand or 1.2% and employee benefits increased $182 thousand or 16.3% due to higher claims activity related to the Company’s self-funded health insurance plan of $109 thousand or 9.9%.

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Net occupancy expenses were up $97 thousand or 8.4%, driven by higher building maintenance expense of $52 thousand. All other noninterest expenses were down $140 thousand or 3.2% in the comparison made up of smaller declines across multiple line items.

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Income tax expense was $1.2 million for the first quarter of 2018, a decrease of $6.4 million compared to $7.6 million for the fourth quarter of 2017. For the linked quarter, income tax expense includes $5.9 million related to the 2017 Tax Act. The effective income tax rate for the current quarter was 17.1% and, excluding the Tax Act adjustment, the effective income tax rate was 27.7% for the linked quarter. The effective tax rate declined as a result of the decrease in Federal tax rates that went into effect in 2018.

First Quarter 2018 Compared to First Quarter 2017

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The Company recorded net income of $5.6 million or $.75 per common share for the first quarter of 2018, an increase of $2.3 million or $.31 per common share compared to net income of $3.3 million or $.44 per common share for the year-ago quarter. The increase in net income is primarily attributed to higher net interest income of $994 thousand or 7.4% and a lower provision for loan losses of $841 thousand. Noninterest income and noninterest expenses were down $50 thousand and $411 thousand, respectively, in the comparison.

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Non-GAAP adjusted net income was $3.6 million or $0.48 per common share for the first quarter of 2017. Non-GAAP adjusted net income excludes after-tax consolidation expenses of $307 thousand. There were no non-GAAP adjustments to net income for the first quarter of 2018. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

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The increase in net interest income of $994 thousand was driven by higher interest income of $965 thousand or 6.7%, combined with lower interest expense of $29 thousand or 3.2%. Interest income on loans was up $747 thousand or 6.4%, which includes the collection of $74 thousand in prepayment fees in the current quarter. Interest income on investment securities was up $9 thousand or 0.4%. Interest expense on deposits was up $53 thousand or 9.9%, while interest expense on borrowed funds declined $82 thousand or 21.4%.

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Net interest margin was 3.80% for the current quarter, up 20 basis points compared with 3.60% a year earlier. Net interest spread was 3.70% and 3.50% in the current and year-ago quarters, respectively. Overall cost of funds was unchanged at 0.33%.

●

The company recorded a credit to the provision for loan losses of $261 thousand for the current quarter compared to a provision of $580 thousand for the year-ago quarter. The credit for the current quarter was driven by net recoveries of $226 thousand and continued improvement in the overall credit quality of the loan portfolio. The provision in the first quarter of 2017 was driven by net charge-offs of $417 thousand. Nonperforming, watch list, and impaired loans each declined compared with the year-ago quarter. Historical loss rates continued to improve as a result of lower recent charge-off activity.

●

Noninterest income was $5.2 million for the current quarter, down $50 thousand or 1.0% in the comparison. The decrease in noninterest income is driven by lower net gains on the sale of mortgage loans of $59 thousand or 38.3%, and lower service charges and fees on deposits of $46 thousand or 2.3%. The decline in net gains on the sale of mortgage loans is mainly due to lower volume of $4.0 million or 62.3%, partially offset by an increase in fees earned per loan sold beginning in 2018. The current quarter includes a net unrealized loss on equity securities of $55 thousand related to the adoption of a new accounting standard at the beginning of 2018.

First Capital Bank Corporation  •  Page 3 of 7

●

Trust income and income from company-owned life insurance increased $85 thousand or 12.1% and $58 thousand or 24.7%, respectively, in the comparison. Trust income was up due to a revision of fee schedules following consolidation, an increase in the market value of accounts, and an increase in tax preparation fees of $22 thousand related to annual fiduciary returns. Income from company-owned life insurance in the current quarter includes $67 thousand attributed to a tax-free death benefit received in excess of the cash surrender value.

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Noninterest expenses were $13.1 million for the current quarter, down $411 thousand or 3.0% compared to the year-ago quarter. The decrease was primarily the result of lower data processing and communications expense of $210 thousand or 16.2% and lower supplies expense of $95 thousand or 52.6%. Data processing and communications expense in the prior-year quarter include $127 thousand related to the consolidation of subsidiaries. Supplies expense declined primarily due to the timing of the replenishment of operational supplies and $21 thousand related to the consolidation of subsidiaries.

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Income tax expense was $1.2 million for the current quarter, a decrease of $116 thousand compared to $1.3 million for the first quarter of 2017. The effective income tax rate for the current quarter was 17.1% compared to 27.7% for the year-ago quarter. Tax expense and the effective tax rate declined as a result of the decrease in Federal tax rates that went into effect in 2018.

Balance Sheet

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Total assets were $1.7 billion at March 31, 2018, an increase of $12.1 million or 0.7% from year-end 2017. Cash and cash equivalents increased $32.8 million or 27.3%. Investment securities are down $20.4 million or 4.8%.

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Loans were up $206 thousand. Loans secured by commercial real estate increased $8.4 million while commercial loans and loans secured by residential real estate declined $6.5 million and $3.5 million, respectively, driven by several early payoffs of larger-balance loans.

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The allowance for loan losses was $9.7 million or 0.94% of loans outstanding at March 31, 2018 compared with $9.8 million or 0.94% at December 31, 2017. The decrease in the allowance was the result of a credit to the provision for loan losses of $261 thousand and net recoveries of $226 thousand during the quarter. Net loan recoveries as a percentage of outstanding loans were 0.02% in the current quarter.

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Total nonperforming assets were $20.2 million, a decrease of $630 thousand or 3.0% for the quarter. Nonperforming loans declined $228 thousand or 1.5% during the quarter, led by a $168 thousand or 4.3% decrease in nonaccrual loans. Other real estate owned was $5.1 million at quarter-end, a decrease of $402 thousand driven by sales activity.

●

Total deposits were $1.4 billion at quarter-end, up $14.2 million or 1.0% in the linked quarter comparison. Noninterest bearing and interest bearing deposits increased $13.8 million and $398 thousand, respectively.

●	Securities sold under agreements to repurchase declined $909 thousand or 2.7% during the quarter to $33.3 million. Other borrowings decreased $43 thousand or 0.1% to $36.9 million at March 31, 2018.
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Shareholders’ equity was $194 million, up $675 thousand or 0.3% for the quarter. The increase was primarily due to net income of $5.6 million, partially offset by other comprehensive loss of $4.2 million and dividends declared on common stock of $940 thousand. The other comprehensive loss resulted from a decline in the market value adjustment related to the available for sale investment securities portfolio, which was driven by overall increases in market interest rates during the quarter.

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On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for the Company’s subsidiary bank, United Bank & Capital Trust Company, exceeds “well-capitalized.”

First Capital Bank Corporation  •  Page 4 of 7

Use of Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), the financial information in this release contains non-GAAP financial measures, including adjusted net income and adjusted net income per common share. Adjusted net income and adjusted net income per common share reflect adjustments for expenses incurred in connection with the Company’s consolidation and integration of its subsidiaries announced during the third quarter of 2016 and completed in February 2017. Additionally, adjusted net income and adjusted net income per common share exclude the income tax expense adjustment during the fourth quarter of 2017 of $5.9 million related to the Tax Act that was signed into law during December. Management believes providing these non-GAAP adjusted financial measures, combined with the primary GAAP presentation of net income and net income per common share, to be useful for investors to understand the Company’s results of operations in comparison to prior periods. It also considers them to be important supplemental measures of the Company’s performance. The non-GAAP financial measures should not be considered superior to, or a substitute for, financial measures calculated in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and non-GAAP adjusted net income per common share is included in the tables below.

The Company’s methods for determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to methods used by other companies.

Reconcilement of Non-GAAP Financial Measures

(In thousands, except per share data)
	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017

Net income (loss)	$5,641	$(1,435)	$3,329
Adjustments:
Noninterest expense[1]
Severance costs	-	-	195
Data processing and systems integration	-	-	95
Other	-	-	17
Income tax expense related to 2017 Tax Act	-	5,869	-
Adjusted net income	$5,641	$4,434	$3,636

Basic and diluted net income (loss) per common share	$.75	$(.19)	$.44
Adjustments:
Noninterest expense[1]
Severance costs	-	-	.03
Data processing and systems integration	-	-	.01
Other	-	-	-
Income tax expense related to 2017 Tax Act	-	.78	-
Adjusted basic and diluted net income per common share	$.75	$.59	$.48

1All noninterest expense adjustments are net of tax using the marginal corporate Federal tax rate of 35% for 2017.

Farmers Capital Bank Corporation is a bank holding company with one bank subsidiary, United Bank & Capital Trust Company. The Company is headquartered in Frankfort, Kentucky and operates 34 banking locations in 21 communities throughout Central and Northern Kentucky, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

First Capital Bank Corporation  •  Page 5 of 7

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, retention of key personnel, and the capability of the Company to successfully enter into, close, and realize the benefits of anticipated transactions. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

First Capital Bank Corporation  •  Page 6 of 7

Consolidated Financial Highlights-Unaudited

(In thousands, except per share data)
	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Interest income	$15,344	$15,094	$14,379
Interest expense	887	820	916
Net interest income	14,457	14,274	13,463
Provision for loan losses	(261)	87	580
Net interest income after provision for loan losses	14,718	14,187	12,883
Noninterest income	5,201	5,185	5,251
Noninterest expenses	13,118	13,240	13,529
Income before income tax expense	6,801	6,132	4,605
Income tax expense	1,160	7,567	1,276
Net income (loss)	$5,641	$(1,435)	$3,329

Basic and diluted net income (loss) per common share	$.75	$(.19)	$.44
Cash dividends declared per common share	.125	.125	.10

Averages
Loans, net of unearned interest	$1,036,527	$1,001,515	$974,987
Total assets	1,668,707	1,669,086	1,666,915
Deposits	1,376,328	1,366,943	1,378,712
Shareholders’ equity	192,964	198,171	185,776

Weighted average common shares outstanding – basic and diluted	7,518	7,516	7,510

Return on average assets	1.37%	(.34)%	.81%
Return on average equity	11.86%	(2.87)%	7.27%

	March 31, 2018	December 31, 2017
Cash and cash equivalents	$153,221	$120,408
Investment securities	407,213	427,617
Loans, net of allowance of $9,748, and $9,783	1,025,721	1,025,480
Other assets	99,832	100,367
Total assets	$1,685,987	$1,673,872

Deposits	$1,394,091	$1,379,903
Securities sold under agreements to repurchase	33,343	34,252
Other borrowings	36,942	36,985
Other liabilities	27,583	29,379
Total liabilities	1,491,959	1,480,519

Shareholders’ equity	194,028	193,353
Total liabilities and shareholders’ equity	$1,685,987	$1,673,872

End of period tangible book value per common share[1]	$25.80	$25.72
End of period per common share closing price	39.95	38.50

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

First Capital Bank Corporation  •  Page 7 of 7